Exhibit 4.5
EXECUTION COPY
THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT AND LAWS.
SUCH SECURITIES ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, A THIRD AMENDED AND RESTATED VOTING AGREEMENT AND A THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, EACH DATED AS OF DECEMBER 9, 2003, AND EACH AMONG THE ISSUER AND VARIOUS OF ITS STOCKHOLDERS ARE ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF SUCH SECURITIES IS SUBJECT TO THE TERMS OF EACH SUCH AGREEMENT.
WARRANT TO PURCHASE
SHARES OF COMMON STOCK
OF
VOLCANO THERAPEUTICS, INC.
Expires December 9, 2013
No. W-1
December 9, 2003
          FOR VALUE RECEIVED, subject to the provisions hereinafter set forth, the undersigned, Volcano Therapeutics, Inc., a Delaware corporation (together with its successors and assigns, the “Issuer”), hereby certifies that
FFC PARTNERS II, L.P.
or its registered assigns is entitled to subscribe for and purchase at an initial exercise price of $.01 per share, during the period specified in this Warrant, 3,352,070 shares (subject to adjustment as hereinafter provided) of the duly authorized, validly issued, fully paid and non-assessable Common Stock all subject to adjustment and upon the terms and conditions as hereinafter provided. Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 7 hereof.

          1. Term. The right to subscribe for and purchase shares of Warrant Stock represented hereby shall commence on the date of issuance of this Warrant and shall expire at 5:00 P.M., Eastern Time, on December 9, 2013 (such period being the “Term”).
          2. Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.
               (a) Time of Exercise. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term.
               (b) Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the exercise form attached hereto duly executed) at the principal office of the Issuer, and by the payment to the Issuer of an amount of consideration therefore equal to the Warrant Price in effect on the date of such exercise multiplied by the number of shares of Warrant Stock with respect to which this Warrant is then being exercised, payable at such Holder’s election (i) by certified or official bank check or wire transfer of immediately available funds or (ii) by surrender to the Issuer for cancellation of a portion of this Warrant representing that number of unissued shares of Warrant Stock which is equal to the quotient obtained by dividing (A) the product obtained by multiplying the Warrant Price by the number of shares of Warrant Stock being purchased upon such exercise by (B) the difference obtained by subtracting the Warrant Price from the Current Market Price per share of Warrant Stock as of the date of such exercise, or (iii) by a combination of the foregoing methods of payment selected by the Holder of this Warrant. In any case where the consideration payable upon such exercise is being paid in whole or in part pursuant to the provisions of clause (ii) of this Section 2(b), such exercise shall be accompanied by written notice from the Holder of this Warrant specifying the manner of payment thereof, and in the case of application of clause (ii), containing a calculation showing the number of shares of Warrant Stock with respect to which rights are being surrendered thereunder and the net number of shares to be issued after giving effect to such surrender.
               (c) Issuance of Stock Certificates. In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, (i) certificates for the shares of Warrant Stock so purchased shall be dated the date of such exercise and delivered to the Holder hereof within a reasonable time, not exceeding five Business Days after such exercise, and the Holder hereof shall be deemed for all purposes to be the Holder of the shares of Warrant Stock so purchased as of the date of such exercise, and (ii) unless this Warrant has expired, a new Warrant representing the number of shares of Warrant Stock, if any, with respect to which this Warrant shall not then have been exercised (less any amount thereof which shall have been cancelled in payment or partial payment of the Warrant Price as hereinabove provided) shall also be issued to the Holder hereof within such time.
               (d) Transferability of Warrant. Subject to the provisions of Section 2(e) hereof, this Warrant may be transferred on the books of the Issuer by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant at the principal office of the Issuer, properly endorsed (by the Holder executing an assignment in the form attached hereto) and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. This Warrant is exchangeable at the principal office of the Issuer for

Warrants for the purchase of the same aggregate number of shares of Warrant Stock, each new Warrant to represent the right to purchase such number of shares of Warrant Stock as the Holder hereof shall designate at the time of such exchange. All Warrants issued on transfers or exchanges shall be dated the Closing Date and shall be identical to this Warrant except as to the number of shares of Warrant Stock issuable pursuant hereto.
               (e) Compliance with Securities Laws.
                    (i) The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Warrant Stock to be issued upon exercise hereof are being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities laws.
                    (ii) Except as provided in paragraph (iii) below, this Warrant and all certificates representing shares of Warrant Stock issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form:
“THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION FROM REGISTRATION, UNDER SAID ACT AND LAWS.
SUCH SECURITIES ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT, A THIRD AMENDED AND RESTATED VOTING AGREEMENT AND A THIRD AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT, EACH DATED AS OF DECEMBER 9, 2003, AND EACH AMONG THE ISSUER AND VARIOUS OF ITS STOCKHOLDERS ARE ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER. THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF SUCH SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT.”
                    (iii) The restrictions imposed by this Section 2(e) upon the transfer of this Warrant and the shares of Warrant Stock to be purchased upon exercise hereof shall terminate (A) when such securities shall have been effectively registered under the Securities Act, or (B) upon the Issuer’s receipt of an opinion of counsel, in form and substance reasonably satisfactory to the Issuer (it being understood that in-house counsel to the Holder shall be deemed to be acceptable counsel), addressed to the Issuer to the effect that such restrictions are no longer required to ensure compliance with the Securities Act. Whenever such restrictions shall cease and terminate as to any such securities, the Holder thereof shall be entitled to receive from the Issuer (or its transfer agent and registrar), without expense (other than applicable transfer taxes, if any), new Warrants (or, in the case of shares of Warrant Stock, new stock certificates) of like tenor not bearing the applicable legends required by paragraph (ii) above relating to the Securities Act and state securities laws.
               (f) Continuing Rights of Holder. The Issuer will, at the time of or at any time after each exercise of this Warrant, upon the request of the Holder hereof or of any shares of Warrant Stock issued upon such exercise, acknowledge in writing the extent, if any, of its continuing obligation to afford to such Holder all rights to which such Holder shall continue to be entitled after such exercise in accordance with the terms of this Warrant, provided that if any such Holder shall fail to make any such request, the failure shall not affect the continuing obligation of the Issuer to afford such rights to such Holder.
               (g) Qualified Public Offering. The Issuer will give the Holder notice of an anticipated Qualified Public Offering no less than 10 Business Days prior to the Qualified Public Offering. At any time after receiving such a notice and prior to the Qualified Public Offering the Holder may exercise this Warrant pursuant to Section 2(b) and state in the election notice that such exercise shall be subject to and conditioned upon the occurrence of the Qualified Public Offering. Any such exercise by the Holder shall be deemed to occur at the same time as the Qualified Public Offering. If the Holder does not exercise this Warrant pursuant to this Section 2(g), any unexercised portion of this Warrant shall be deemed to have been exercised in full pursuant to clause (ii) of Section 2(b) of this Warrant at the same time as the Qualified Public Offering without any action on the part of the Holder.
               (h) Recapitalization, Reorganization, Reclassification, Consolidation, Merger or Sale.
               (i) Without limiting any other provision hereof, in case the Issuer after the Closing Date shall do any of the following (each a “Triggering Event”) (a) consolidate with or merge into any other Person and the Issuer shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Issuer and the Issuer shall be the continuing or surviving Person but, in connection with such consolidation or merger, any Capital Stock of the Issuer shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its Capital Stock, or (e) enter into any other transaction similar to any of the foregoing, then, and in the case of each such Triggering Event, the Issuer shall give the Holder at least twenty (20) days prior notice of such Triggering Event. At any time after receiving such a notice and prior to the Triggering Event the Holder may exercise this Warrant pursuant to Section 2(b) and state in the election notice that such exercise shall be subject to and conditioned upon the occurrence of the Triggering Event. Any such exercise by the Holder shall be deemed to occur at the same time as the Triggering Event. If the Holder does not exercise this Warrant pursuant to this Section 2(h), any unexercised portion of this Warrant shall be deemed to have been exercised in full pursuant to clause (ii) of Section 2(b) of this Warrant at the same time as the Triggering Event without any action on the part of the Holder.

          3. Stock Fully Paid; Reservation and Listing of Shares; Covenants.
               (a) The Issuer represents, warrants, covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of this Warrant, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by or through the Issuer with respect to issuance (other than restrictions under federal and state securities laws). The Issuer further covenants and agrees that during the period within which this Warrant may be exercised, the Issuer will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.
               (b) If any shares of the Common Stock required to be reserved for issuance upon exercise of this Warrant or as otherwise provided hereunder require registration or qualification with any governmental authority under any federal or state law before such shares may be so issued, the Issuer will in good faith use its best efforts as expeditiously as possible at its expense to cause such shares to be duly registered or qualified.
               (c) The Issuer shall not by any action including, without limitation, amending the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder hereof against impairment. Without limiting the generality of the foregoing, without the consent of the Requisite Holders, the Issuer will (i) not permit the par value, if any, of its Common Stock to exceed the then effective Warrant Price, (ii) take all such action as may be reasonably necessary in order that the Issuer may validly and legally issue fully paid and nonassessable shares of Common Stock, free and clear of any liens, claims, encumbrances and restrictions (other than as provided herein and restrictions under federal and state securities laws) created by or through Issuer with respect to such issuance upon the exercise of this Warrant, and (iii) use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Issuer to perform its obligations under this Warrant.
               (d) The Issuer agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any governmental authority relating to a public offering of the stock of the Issuer or any of its Subsidiaries, using the name of the Holder or its Affiliates or referring to this Warrant without at least two (2) Business Days prior notice to the Holder and without the prior written consent of the Holder unless (and only to the extent that) the Issuer or its Affiliate is required to do so under law and then, in any event, the Issuer or such Affiliate will consult with the Holder before issuing such press release or other public disclosure.
          4. Adjustment of Warrant Price and Warrant Share Number. The Warrant Share Number and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, and the Holder hereof shall have additional rights, as follows:
               (a) Reserved.

               (b) Subdivision or Combination of Shares. If the Issuer, at any time while this Warrant is outstanding, shall subdivide or combine any shares of Common Stock, (i) in case of subdivision of shares, the Warrant Share Number shall be proportionately increased (as at the effective date of such subdivision or, if the Issuer shall take a record of holders of its Common Stock for the purpose of so subdividing, as at the applicable record date, whichever is earlier) to reflect the increase in the total number of shares of Common Stock outstanding as a result of such subdivision, or (ii) in the case of a combination of shares, the Warrant Share Number shall be proportionately reduced (as at the effective date of such combination or, if the Issuer shall take a record of holders of its Common Stock for the purpose of so combining, as at the applicable record date, whichever is earlier) to reflect the reduction in the total number of shares of Common Stock outstanding as a result of such combination.
               (c) Certain Dividends and Distributions. If the Issuer, at any time while this Warrant is outstanding, shall:
                    (i) Stock Dividends. Pay a dividend in, or make any other distribution to its stockholders (without consideration therefor) of, shares of Common Stock or any Common Stock Equivalent, the Warrant Share Number shall be adjusted, as at the date the Issuer shall take a record of the holders of the Issuer’s Capital Stock for the purpose of receiving such dividend or other distribution (or if no such record is taken, as at the date of such payment or other distribution), to that number determined by multiplying the Warrant Share Number in effect immediately prior to such record date (or if no such record is taken, then immediately prior to such payment or other distribution), by a fraction (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution (plus in the event that the Issuer paid cash for fractional shares, the number of additional shares which would have been outstanding had the Issuer issued fractional shares in connection with said dividends), and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution; or
                    (ii) Liquidating Dividends, etc. Make a distribution of its property to the holders of its Common Stock as a dividend in liquidation or partial liquidation or by way of return of capital other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, the Holder of this Warrant shall, upon exercise (including without limitation payment of the Warrant Price), be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, an amount payable in cash equal to the fair market value of such property as would have been payable to such Holder had such Holder been the Holder of record of such Warrant Stock on the record date for such distribution or if no such record is taken, on the date of such distribution; and appropriate provision therefor shall be made a part of any such distribution; or
                    (iii) Cash and Other Dividends. Declare, make or pay any dividend or other distribution, whether in cash, securities or other property (other than dividends and distributions subject to subparagraphs (i) and (ii) of this Section 4(c)), with respect to its Common Stock or any Common Stock Equivalent, the Holder of this Warrant shall, upon exercise (including, without limitation, payment of the Warrant Price), be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefor, the amount and type of such cash, securities or property as would have been payable to such Holder had such Holder been the Holder of record of such Warrant Stock on the record date for such dividend or distribution or if no such record is taken, on the date of such dividend or distribution; and appropriate provision therefor shall be made a part of any such dividend or distribution.
               (d) Issuance of Additional Shares of Common Stock. Unless the holders of Series B Preferred Stock elect to waive the application of Article IV, Section 4(e) of the Certificate of Incorporation, if the Issuer, at any time while this Warrant is outstanding, shall issue any Additional Shares of Common Stock (otherwise than as provided in the foregoing subsections (a) through (c) of this Section 4), at a price per share less than $3.00 or without consideration, then the Warrant Share Number upon each such issuance shall be adjusted to that number (rounded to the nearest one-tenth of a share) determined by multiplying the Warrant Share Number then in effect by a fraction:
                    (i) the numerator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock; and
                    (ii) the denominator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at $3.00 per share.
The provisions of this Section 4(d) shall not apply under any of the circumstances for which an adjustment is provided in Sections 4(a), 4(b) or 4(c). No adjustment of the Warrant Share Number shall be made under this Section 4(d) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to any Common Stock Equivalent if any required adjustments shall have been made pursuant to Section 4(e) or Section 4(f).
               (e) Issuance of Common Stock Equivalents. The following provisions shall be applicable to the issuance of Common Stock Equivalents:
                    (i) Except as provided in clause (ii) of this Section 4(e), if the Issuer, at any time while this Warrant is outstanding, shall issue any Common Stock Equivalent and the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent (determined by dividing (x) the price received upon issuance of such Common Stock Equivalent plus the aggregate exercise price payable pursuant to the terms of such Common Stock Equivalent by (y) the maximum number of Additional Shares of Common Stock issuable pursuant to such Common Stock Equivalent, whether or not such Common Stock Equivalent is actually then exercisable, convertible or exchangeable in whole or in part, as of the date of such issuance) shall be less than $3.00, then the Warrant Share Number upon each such issuance shall be adjusted as provided in the first sentence of Section 4(d) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part) as of the date of such issuance, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration received upon issuance of such Common Stock Equivalent plus the aggregate exercise price payable pursuant to the terms of such Common Stock Equivalent.
                    (ii) If the Issuer, no later than 30 days after the Closing Date, shall issue shares of its Series B Preferred Stock, the Warrant Share Number upon each such issuance shall be increased by 12% of the number of shares of Series B Preferred Stock so issued.
                    (iii) No adjustment of the Warrant Share Number shall be made under this Section 4(e) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made in the Warrant Share Number then in effect upon the issuance of such warrants or other rights pursuant to this Section 4(e).
               (f) Adjustments of Exercise Price and Conversion Rights of Common Stock Equivalents. If the Issuer, at any time while this Warrant is outstanding, shall, after any issuance of any Common Stock Equivalent, amend or adjust the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, and the price per share, after giving effect to such amendment or adjustment, for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent (determined by dividing (x) the price received upon original issuance of such Common Stock Equivalent plus the aggregate price, as so amended or adjusted, payable pursuant to the terms of such Common Stock Equivalent by (y) the maximum number of Additional Shares of Common Stock issuable pursuant to such Common Stock Equivalent, as so amended or adjusted, whether or not such Common Stock Equivalent is actually then exercisable, convertible or exchangeable in whole or in part, as of the date of such amendment or adjustment) shall be less than $3.00, then the Warrant Share Number upon each such amendment or adjustment shall be adjusted as provided in the first sentence of Section 4(d) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to such Common Stock Equivalent shall be deemed to have been issued (whether or not such Common Stock Equivalent is actually then exercisable, convertible or exchangeable in whole or in part) as of the date of such amendment or adjustment and after giving effect thereto, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration receivable by the Issuer for the original issuance of such Additional Shares of Common Stock pursuant to such Common Stock Equivalent, as so amended or adjusted, plus the aggregate exercise price payable pursuant to the terms of such Common Stock Equivalent, as so amended or adjusted. If at any time while this Warrant is outstanding, after issuance of any Common Stock Equivalent, the number of Additional Shares of Common Stock into which such Common Stock Equivalent is convertible or exchangeable increases, by adjustment of the conversion or exchange ratio or price or otherwise (each, an “Adjustment Event”), then the Warrant Share Number upon each such Adjustment Event shall be adjusted as provided in the first sentence of Section 4(d) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to such Common Stock Equivalent as a result of such Adjustment Event shall be deemed to have been issued (whether or not such Common Stock Equivalent is actually then exercisable, convertible or exchangeable in whole or in part) as of the date of such Adjustment Event and after giving effect thereto, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the consideration, if any, paid to the Issuer to effect such Adjustment Event.
               (g) Reserved.
               (h) Other Provisions Applicable to Adjustments Under this Section 4. The following provisions shall be applicable to the determination of the price per share and the making of adjustments in the Warrant Share Number provided in, and to the other provisions of, this Section 4:
                    (i) Computation of Consideration. The consideration received by the Issuer shall be deemed to be the following: to the extent that any Additional Shares of Common Stock or any Common Stock Equivalent shall be issued for a cash consideration, the consideration received by the Issuer therefor, or if such Additional Shares of Common Stock or Common Stock Equivalents are offered by the Issuer for subscription, the subscription price, or, if such Additional Shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts, commissions, or expenses paid or incurred by the Issuer for or in connection with the underwriting thereof or otherwise in connection with the issue thereof; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Board. The consideration for any Additional Shares of Common Stock issuable pursuant to any Common Stock Equivalent shall be the consideration received by the Issuer for issuing such Common Stock Equivalent, plus the additional consideration payable to the Issuer upon the exercise, conversion or exchange of such Common Stock Equivalent. In case of the issuance at any time of any Additional Shares of Common Stock or Common Stock Equivalents in payment or satisfaction of any dividend upon any class of Capital Stock of the Issuer other than Common Stock, the Issuer shall be deemed to have received for such Additional Shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied. In case of the issuance at any time of any Additional Shares of Common Stock or Common Stock Equivalents as a unit with any note or other security, the Issuer shall be deemed to have received no consideration for such Additional Shares of Common Stock or Common Stick Equivalents; provided that, with respect to any Common Stock Equivalent which provides for payment of an exercise price as a condition to the issuance of Additional Shares of Common Stock pursuant thereto, the Issuer shall be deemed to have received consideration for such Common Stock Equivalent equal to such exercise price. In any case in which the property, securities or other consideration to be received or paid shall be other than cash, the Board shall promptly notify the Holder of this Warrant of its good faith determination of the fair market value of such consideration.
                    (ii) Readjustment of Warrant Share Number. Upon the expiration or termination of the right to convert, exchange or exercise any Common Stock Equivalent the issuance of which effected an adjustment in the Warrant Share Number, if such

Common Stock Equivalent shall not have been converted, exercised or exchanged in its entirety, the number of shares of Common Stock deemed to be issued and outstanding by reason of the fact that they were issuable upon conversion, exchange or exercise of any such Common Stock Equivalent shall no longer be computed as set forth above, and the Warrant Share Number shall forthwith be readjusted and thereafter be the number which it would have been (but reflecting any other adjustments in the Warrant Share Number made pursuant to the provisions of this Section 4 after the issuance of such Common Stock Equivalent) had the adjustment of the Warrant Share Number been made in accordance with the issuance or sale of the number of Additional Shares of Common Stock actually issued upon conversion, exchange or issuance of such Common Stock Equivalent and thereupon only the number of Additional Shares of Common Stock actually so issued shall be deemed to have been issued and only the consideration actually received by the Issuer (computed as in clause (i) of this Section 4(h)) shall be deemed to have been received by the Issuer.
                    (iii) Outstanding Common Stock. The number of shares of Common Stock at any time outstanding shall (a) not include any Warrant Stock or any shares of Common Stock then directly or indirectly owned or held by or for the account of the Issuer or any of its Subsidiaries, and (b) shall be deemed to include the maximum number of shares of Common Stock issuable upon conversion, exercise or exchange of any then outstanding Common Stock Equivalents (whether or not such Common Stock Equivalents are actually then exercisable, convertible or exchangeable in whole or in part), other than the Warrants.
                    (iv) When Adjustment Not Required. If the Issuer shall take a record of the holders of its Common Stock for the purpose of a subdivision or combination of its Common Stock or for the purpose of entitling them to receive a dividend or distribution and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to effect such subdivision or combination or pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.
               (i) Other Action Affecting Common Stock. In case after the Closing Date hereof, the Issuer shall take any action affecting its Common Stock, other than an action described in any of the foregoing Sections 4(a) through 4(h), inclusive, and the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principle of this Section 4, then the Warrant Share Number shall be adjusted in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.
               (j) Adjustment of Warrant Price. Upon each adjustment in the Warrant Share Number pursuant to any of the foregoing provisions of this Section 4, the Warrant Price shall be adjusted, to the nearest ten thousandth of one cent, to the product obtained by multiplying the Warrant Price immediately prior to such adjustment in the Warrant Share Number by a fraction, the numerator of which shall be the Warrant Share Number immediately before giving effect to such adjustment and the denominator of which shall be the Warrant Share Number immediately after giving effect to such adjustment; provided, however, that if at any time, as a result of any adjustments hereunder, the Warrant Price shall be less than the par value per share of Warrant Stock, then the price payable per share of Warrant Stock by the Holder hereunder in the event of an exercise of this Warrant at such time in whole or in part shall be an amount equal to the par value per share of such Warrant Stock.
          5. Notice of Adjustments. Whenever the Warrant Price or Warrant Share Number shall be adjusted pursuant to Section 4 hereof (for purposes of this Section 5, an “adjustment”), the Issuer shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Warrant Price and Warrant Share Number after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to the Holder of this Warrant promptly after each adjustment. Any dispute between the Issuer and the Holder of this Warrant with respect to the matters set forth in such certificate may at the option of the Requisite Holders of this Warrant be submitted to an independent accounting firm not then regularly engaged by the Issuer chosen by the Issuer and reasonably acceptable to the Requisite Holders, which firm shall deliver a written opinion as to such matters to the Issuer and the Holders within thirty days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be paid by the Issuer.
          6. Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereof, but in lieu of such fractional shares, the Issuer shall make a cash payment therefor equal in amount to the fair market value of such fractional shares.
          7. Definitions. For the purposes of this Warrant, the following terms have the following meanings:
          “Additional Shares of Common Stock” means all shares of Common Stock issued by the Issuer after the Closing Date, and all shares of Other Common, if any, issued by the Issuer after the Closing Date, except (i) the Warrant Stock, (ii) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock or Series B Preferred Stock outstanding on the Closing Date, (iii) shares of Common Stock issued or issuable upon exercise of employee stock options outstanding on the Closing Date, (iv) shares of Common Stock issued or issuable upon exercise of options and warrants to purchase Common Stock which are outstanding on the Closing Date, (v) shares of Common Stock issued or deemed issued after the Closing Date to officers, directors, consultants, advisors or employees of the Issuer, pursuant to a stock grant, option or purchase plan or other employee stock incentive program or arrangement approved by a two-thirds majority of the Board, plus any shares repurchased by the Issuer from such persons, (vi) all shares of Common Stock issued or deemed issued after the Closing Date in connection with research and development partnerships, licensing or collaborative arrangements, borrowings from financial institutions, equipment financing and similar transactions approved by a two-thirds majority of the Board, and (vii) all shares of Common Stock issuable upon exercise of other options or warrants issued and outstanding on the Closing Date.
          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Voting Stock of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of the Issuer, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of the Issuer. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
          “Board” shall mean the Board of Directors of the Issuer.
          “Business Day” means any day except a Saturday, a Sunday or a legal holiday in New York City.
          “Capital Stock” means and includes (i) any and all shares, interests, participations or other equivalents of or interests in (however designated) corporate stock, including, without limitation, shares of preferred or preference stock, (ii) all partnership interests (whether general or limited) in any Person which is a partnership, (iii) all membership interests or limited liability company interests in any limited liability company, and (iv) all equity or ownership interests in any Person of any other type.
          “Certificate of Incorporation” means the Certificate of Incorporation of the Issuer as in effect on the Closing Date, and as hereafter from time to time amended, modified, supplemented or restated in accordance with its terms and pursuant to applicable law.
          “Closing Date” means December 9, 2003.
          “Common Stock” means the Common Stock and any other Capital Stock into which such stock may hereafter be changed.
          “Common Stock Equivalent” means any Convertible Security or warrant, option or other right to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Security or any stock appreciation right or other right to receive any payment based upon the value of the Common Stock or Other Common Stock.
          “Convertible Securities” means evidences of indebtedness, shares of Capital Stock or other Securities (including the Series A Preferred Stock and Series B Preferred Stock) which are or may be at any time convertible into or exchangeable for Additional Shares of Common Stock. The term “Convertible Security” means one of the Convertible Securities.
          “Current Market Price” as in effect on any day means the average of the daily market prices of the Common Stock for the period of 30 consecutive trading days ending three trading days preceding such date. The market price for each such day shall be the last sale price on such day as reported on the New York Stock Exchange Consolidated Tape, or, if the Common Stock is not listed on the New York Stock Exchange, Inc. or reported on such Consolidated Tape, then the last sale price on such day on the principal domestic stock exchange on which such Common Stock is then listed or admitted to trading, or, if no sale takes place on such day on such exchange, the average of the closing bid and asked prices on such day as officially quoted on such exchange, or, if the Common Stock is not then listed or admitted to trading on any domestic stock exchange but is quoted in the Nasdaq Stock Markets National Market System (“NMS/NASDAQ”) of the National Association of Securities Dealers, Inc. Automated Quotation

System (“NASDAQ”), then the Current Market Price for each such trading day shall be the last sale price on such day as quoted by NMS/NASDAQ, or, if no sale takes place on such day or if the Common Stock is neither listed or admitted to trading on any domestic stock exchange nor quoted on such NMS/NASDAQ, then the Current Market Price for each such trading day shall be the average of the reported closing bid and asked price quotations on such day in the over-the-counter market, as reported by NASDAQ, or, if not so reported, as furnished by the National Quotation Bureau, Inc., or if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business as selected by the Issuer, or if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Issuer with the written approval of the Requisite Holders (which approval shall not be unreasonably withheld). If at any time such Common Stock is not listed on any domestic exchange or quoted in the domestic over-the-counter market, the Current Market Price shall be deemed to be the fair market value per share of such Common Stock as determined in good faith by the Board by notice to the Requisite Holders, provided that if the determination of “Current Market Price” is being made immediately prior to the effectiveness of the Company’s initial public offering of Common Stock, the “Current Market Price” shall mean the “price to public” per share specified in the final prospectus relating to that offering. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights, or to minority or non-control ownership positions. In the event that the Requisite Holders challenge the determination of Current Market Price by the Board with another proposed market price for each share of Common Stock, and independent appraiser selected by the board of directors of the Issuer shall determine the Current Market Price, and the Issuer shall bear the cost of such appraisal only if the difference between its challenged Current Market Price and the one determined by the independent appraiser is greater than that between the market price proposed by the Requisite Holders and the one determined by the independent appraiser; otherwise, the Requisite Holders shall bear the cost of such appraisal.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute at the time in effect.
          “Holders” mean the Persons who shall from time to time own any Warrant. The term “Holder” means one of the Holders.
          “Independent Appraiser” means a nationally recognized investment banking firm or other nationally recognized firm, in each case, that is regularly engaged in the business of appraising the Capital Stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Issuer or the Holder of any Warrant.
          “Issuer” has the meaning specified in the first paragraph hereof.
          “Other Common” means any Capital Stock of the Issuer of any class which shall be authorized at any time after the date of this Warrant (other than Common Stock) and which shall have the right to participate in the distribution of earnings and assets of the Issuer without limitation as to amount.

          “Person” means an individual, a corporation, a partnership, a trust, a limited liability company, an unincorporated organization or a government organization or an agency or political subdivision thereof.
          “Qualified Public Offering” means the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock in which (1) the public offering price equals or exceeds $10.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and (2) the aggregate gross offering proceeds (before underwriters discounts and commissions and before expenses) equals or exceeds $50 million.
          “Requisite Holders” means at any time the Holders of Warrants (other than the Issuer or any Subsidiary thereof) exercisable for a majority of the shares of Warrant Stock issuable under the Warrants at the time outstanding.
          “Securities” means any debt or equity securities of the Issuer, whether now or hereafter authorized, any instrument convertible into or exchangeable for Securities or a Security, and any option, warrant or other right to purchase or acquire any Security. “Security” means one of the Securities.
          “Series B Preferred Stock” means the Issuer’s Series B Preferred Stock having the terms provided in the Certificate of Incorporation as of the Closing Date.
          “Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute then in effect.
          “Subsidiary” means any corporation at least 50% of whose outstanding Voting Stock shall at the time be owned directly or indirectly by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.
          “Voting Stock”, any class or classes (however designated) of capital stock having ordinary voting power for the election of a majority of the members of the Board (or other governing body) of the corporation, other than Capital Stock having such power only by reason of the happening of a contingency.
          “Warrants” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(c) or 2(d) hereof or of any of such other Warrants.
          “Warrant Price” means the exercise price per share of Common Stock specified in the first paragraph of this Warrant and such other exercise prices as shall result from the adjustments specified in Section 4 hereof.
          “Warrant Share Number” means at any time the aggregate number of shares of Warrant Stock which may at such time be purchased upon exercise of this Warrant, after giving effect to all prior adjustments to such number made or required to be made under the terms hereof.

          “Warrant Stock” means Common Stock issuable upon exercise of any Warrant or Warrants or otherwise issuable pursuant to any Warrant or Warrants.
          8. Information. The Issuer shall deliver to the Holder hereof and to each holder of shares of Warrant Stock the documents and other information required under Article 6 of the Note and Warrant Purchase Agreement, dated as of the Closing Date, among the Issuer, the guarantors signatory thereto, FFC Partners II, L.P. and FFC Executive Partners II, L.P. within the applicable time period specified therein and regardless of whether or not that Agreement is then in effect.
          9. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Issuer and the Requisite Holders; provided, however, that no such amendment or waiver shall reduce the Warrant Share Number, increase the Warrant Price, shorten the period during which this Warrant may be exercised, change the manner of payment of the Warrant Price or modify any provision of this Section 9 without the consent of the Holder of this Warrant.
          10. Governing Law. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES THEREOF.
          11. Notices. All notices and other communications provided for hereunder shall be in writing and delivered by hand or sent by first class registered mail, return receipt requested, or sent by telecopy (with such telecopy to be confirmed promptly in writing sent by first class registered mail, return receipt requested), and if to the Holder of this Warrant or of Warrant Stock issued pursuant hereto, addressed to such Holder at its last known address or telecopy number appearing on the books of the Issuer maintained for such purposes, and if to the Issuer, addressed to:
Volcano Therapeutics, Inc.
2870 Kilgore Road
Rancho Cordova, CA 95670
Attention: Scott Huennekens
Facsimile: 916-638-7976
or to such other address or addresses or telecopy number or numbers as any such party may most recently have designated in writing to the other parties hereto by such notice. All such communications shall be deemed to have been given or made when so delivered by hand, upon actual receipt if sent by telecopy, or three business days after being so mailed.
          12. Remedies. The Issuer stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Issuer in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. Time is of the essence in this Warrant.
          13. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Issuer, the Holder hereof and (to the extent provided herein) the Holders of Warrant Stock issued pursuant hereto, and shall be enforceable by any such Holder or Holder of Warrant Stock.
          14. Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.
          15. Integration. This Warrant replaces all prior agreements, supersedes all prior negotiations and constitutes the entire agreement of the parties with respect to the transactions contemplated herein.
          16. Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

VOLCANO THERAPEUTICS, INC.

By:	/s/ Scott Huennekens

	Name:	Scott Huennekens
	Title:	President & CEO

EXERCISE FORM
[                    ]
          The undersigned hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder,                      shares of Common Stock, par value $.01 per share (the “Common Stock”), of Volcano Therapeutics, Inc. (the “Issuer”), as provided for therein, and tenders herewith payment of the Warrant Price in full in accordance with the terms of the attached Warrant.
          Please issue a certificate or certificates for such shares of Common Stock in the following name or names and denominations:
          If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock less any fraction of a share of Common Stock paid in cash.

Dated:	Signature

Address

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto                                          the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                                         , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

PARTIAL ASSIGNMENT
FOR VALUE RECEIVED, the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto                                          the right to purchase                      shares of the Common Stock issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint                                         , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

FOR USE BY THE ISSUER ONLY:
This Warrant No. W-___ cancelled (or transferred or exchanged) this ___ day of                     , 20_, shares of Common Stock issued therefor in the name of                                         , Warrant No. W- ___ issued for ___ shares of Common Stock in the name of